EXHIBIT 21.1

List of Subsidiaries
Subsidiary	State or Jurisdiction of Incorporation or Organization
SCP Distributors LLC	Delaware
Superior Commerce LLC	Delaware
Splash Holdings, Inc.	Delaware
Alliance Trading, Inc.	Delaware
SCP Acquisition Co. LLC	Delaware
Superior Pool Products LLC	Delaware
SCP International, Inc.	Delaware
Pool Development LLC	Delaware
Horizon Distributors, Inc.	Delaware
POOLCORP Financial Inc.	Delaware
POOLCORP Financial Mortgage LLC	Delaware
SCP Pool Holdings, BV	Netherlands
SCP Pool, BV	Netherlands
SCP (UK) Holdings Limited	United Kingdom
SCP (UK) Limited	United Kingdom
Garden Leisure Products, Ltd	United Kingdom
Swimming Pool Warehouse Ltd	United Kingdom
Cascade Swimming	United Kingdom
Norcal Pool Supplies Ltd	United Kingdom
Bonin Consultores E Servicos, LDA	Portugal
SCP Pool Portugal LDA	Portugal
SCP Italy, S.r.l.	Italy
SCP Europe, SAS	France
SCP France SAS	France
SCP Distributors Inc.	Ontario
Superior Pool Products Inc.	Ontario
1447123 Ontario Limited	Ontario
SCP Pool Distributors Spain, S.L.	Spain
SCP Mexico S.A. de C.V	Mexico
Les Industries R.P. Inc.	Quebec
Cypress, Inc.	Nevada